SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported) March 5, 1997




                            HOST MARRIOTT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                                     1-5664
                            (Commission File Number)

                                   53-0085950
                     (I.R.S. Employer Identification Number)


                  10400 Fernwood Road, Bethesda, Maryland 20817
               (Address of Principle Executive Offices) (Zip Code)



        Registrant's Telephone Number, Including Area Code (301) 380-9000
         (Former Name or Former Address, if changed since last report.)





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Item 5.  Other Events

On March 5, 1997, the Registrant reported its comprehensive results of operations for 1996, including revenues, operating profit, net loss and certain disclosures concerning Earnings Before Interest Expense, Taxes, Depreciation and Amortization and other non-cash items ("EBITDA"). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business. EBITDA is used by certain investors to determine the Company's ability to meet debt service requirements and is used in the senior notes indenture as part of the tests determining the Company's ability to incur debt and to make certain restricted payments. Such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles ("GAAP"). Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation. On a historical basis, cash from continuing operations was $205 million and $110 million in 1996 and 1995, respectively. Cash used in investing activities from continuing operations was $504 million and $156 million in 1996 and 1995, respectively, and cash from financing activities from continuing operations was $806 million and $204 million in 1996 and 1995, respectively. The Company's ratio of earnings to fixed charges was 1.0 to 1.0 in 1996, while the Company's deficiency of earnings to fixed charges was $70 million in 1995.

The press release is included as an exhibit to this filing.

  Item 7.  Financial Statements and Exhibits

         (c)  99.1 News Release dated March 5, 1997.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Host Marriott Corporation

                                     By:    /s/ Donald D. Olinger
                                        -------------------------
                                      Donald D. Olinger
                                      Senior Vice President and
                                      Corporate Controller

March 6, 1997


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